UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 25, 2006
BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	1-8897 (Commission File Number)	06-1119097 (I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)

(614) 278-6800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
At the Company’s Annual Meeting of Shareholders on May 25, 2006, the proposal to approve the Big Lots 2006 Bonus Plan (the “2006 Bonus Plan”) was approved by the Company’s shareholders. The purpose of the 2006 Bonus Plan is to advance the interests of the Company by attracting, retaining and motivating employees; aligning participants’ interests with those of the Company’s shareholders; and qualifying compensation paid to the Company’s executive officers as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).
The 2006 Bonus Plan will be administered by the Compensation Committee of the Company’s Board of Directors. Each Compensation Committee member will be an “outside director” within the meaning of Section 162(m). As plan administrator, the Compensation Committee is charged with the responsibility for designating eligible participants and selecting the applicable performance criteria and performance goals used to calculate the bonus award, if any.
The percentage of salary (“performance goals”) used in calculating a participant’s bonus opportunities have been established in either his/her employment agreement (which agreements are generally limited to the Company’s executive officers) or annually by the Compensation Committee based on the participant’s position, if the participant that does not have an employment agreement. Except where established by an employment agreement, the Compensation Committee has the authority to modify the performance goals for participants.
The Company financial measures (“performance criteria”) used in calculating participants’ bonus eligibility may be based on one or more financial measures calculated in accordance with accounting principles generally accepted in the United States of America, as the same appear in the Company’s periodic filings with the SEC and/or the Company’s annual report to shareholders, and as may be adjusted in recognition of unusual or non-recurring events, transactions and accruals. Annually, the Compensation Committee, in its sole discretion, will select the performance criteria and equitable adjustments applicable to the performance period, which is generally a full fiscal year. The performance criteria include, without limitation, net income, income from continuing operations, and income from continuing operations before extraordinary items and/or the cumulative effect of a change in accounting principles. The performance criteria and equitable adjustments are described in their entirety on Appendix A to the 2006 Bonus Plan.
The 2006 Bonus Plan provides for cash compensation to be paid annually when the performance criteria are achieved. No right to a bonus exists under the 2006 Bonus Plan. For each performance period, the Compensation Committee will establish an objective compensation payout formula for each participant based on the achievement of performance criteria, the outcomes of which are substantially uncertain at the time so established, and the determination of performance goals. The Compensation Committee derives its performance criteria from the Company’s financial plan for the fiscal year, as approved by the Board at the start of the fiscal year.
The Compensation Committee also defines the performance goals at the time that the performance criteria are established, except where the performance goals are established by a participant’s employment agreement. For participants with an employment agreement, the target and stretch performance goals have been established in such agreement, while the floor is set annually by the Compensation Committee. For other participants, the performance goals approved by the Compensation Committee are set by position level. Subject to the terms of the employment agreements, the Compensation Committee retains the right to adjust the performance goals.
The 2006 Bonus Plan provides that bonus awards in any fiscal year may not exceed the maximum bonus amount that is established annually for each participant pursuant to a predetermined objective formula, subject to a maximum annual limit of $3,000,000. Under this payout formula, the maximum bonus payment for any performance period is the product of (i) the participant’s stretch performance goal for the performance period, and (ii) the performance criteria for the performance period multiplied by a pre-established factor set by the Compensation Committee.
The level of achievement of the performance criteria at the end of the performance period will be used to determine the amount of each participant’s bonus award, if any. After the end of the performance period, the Compensation Committee will determine the amount of the bonus award earned by each participant under the payout formula. Payment of the bonus award to the participant will be made, subject to the participant’s right to defer the same, upon certification by the Compensation Committee, in writing, that the threshold performance criteria have been satisfied and the bonus award has been calculated in accordance with the payout formula. In the event a participant voluntarily terminates employment with the Company prior to the day on which payments of bonus awards are made under the 2006 Bonus Plan for a performance period, the participant forfeits all rights to receive a bonus award. At the discretion of the Compensation Committee, pro-rated bonus awards may be made to participants whose employment terminates by reason of retirement, disability or death during a performance period.

The Compensation Committee may amend, in whole or in part, any or all of the provisions of the 2006 Bonus Plan, except as to those terms or provisions that are required by Section 162(m) to be approved by the shareholders, or suspend or terminate the 2006 Bonus Plan entirely; provided, however, that no such amendment, suspension or termination may, without the consent of the affected participants, reduce the right of participants to any payment due under the 2006 Bonus Plan.
This summary is qualified in its entirety by reference to the full text of the 2006 Bonus Plan attached to this Form 8-K as Exhibit 10.1.
Item 2.02 Results of Operations and Financial Condition.
On May 25, 2006, the Company issued a press release and conducted a conference call, both of which reported the Company’s unaudited results for the first quarter of fiscal year 2006, updated its share repurchase program, provided guidance for the second quarter of fiscal year 2006, and revised its previously issued guidance for fiscal year 2006. Attached as exhibits to this Form 8-K are copies of the Company’s May 25, 2006 press release (Exhibit 99.1) and the transcript of the Company’s May 25, 2006 conference call (Exhibit 99.2), including information concerning forward-looking statements and factors that may affect the Company’s future results. The information in Exhibits 99.1 and 99.2 is being furnished, not filed, pursuant to Item 2.02 of this Form 8-K. By furnishing the information in this Form 8-K and the attached exhibits, the Company is making no admission as to the materiality of any information in this Form 8-K or the exhibits.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, the Company’s $500 million five-year unsecured credit facility dated October 29, 2004 (the “2004 Credit Agreement”) provides the Company with access to revolving loans and includes a $30 million swing loan sub-limit, a $50 million bid loan sub-limit, and a $150 million letter of credit sub-limit. At May 26, 2006, the total indebtedness under the 2004 Credit Agreement was $57.4 million, which was comprised solely of letters of credit. Through July 2006, the Company expects to have less than $25.0 million in borrowings and between $50.0 million and $70.0 million in letters of credit. Given the seasonality of the Company’s business, the amount of borrowings under the 2004 Credit Agreement may fluctuate materially depending on various factors, including the time of year and the Company’s need to acquire merchandise inventory.
The 2004 Credit Agreement permits, at the Company’s option, borrowings at various interest rate options based on the prime rate or London Interbank Offering Rate plus applicable margin. The 2004 Credit Agreement also permits, as applicable, borrowings at various interest rate options mutually agreed upon by the Company and the lenders.
The 2004 Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens and investments, as well as the maintenance of two financial ratios — a leverage ratio and a fixed charge coverage ratio. A violation of these covenants could result in a default under the 2004 Credit Agreement which would permit the lenders to restrict the Company’s ability to further access the 2004 Credit Agreement for loans and letters of credit, and require the immediate repayment of any outstanding loans under the 2004 Credit Agreement.
Item 9.01 Financial Statements and Exhibits.
(c)  Exhibits
Exhibits marked with an asterisk (*) are filed or furnished herewith. Exhibits 10.1 is a management contract or compensatory plan or arrangement.

Exhibit No.	Description

10.1*	Big Lots 2006 Bonus Plan

99.1*	Big Lots, Inc. press release dated May 25, 2006.

99.2*	Transcript of Big Lots, Inc. conference call dated May 25, 2006.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Dated: June 1, 2006	By:	/s/ Charles W. Haubiel II Charles W. Haubiel II Senior Vice President, General Counsel and Corporate Secretary